Exhibit 99.1

                 JoS. A. Bank Clothiers Reports 28.9%
Increase in January Sales; Comparable Store Sales Gain 20.4%; Company
                    Raises Earnings Guidance Again

   HAMPSTEAD, Md.--(BUSINESS WIRE)--Feb. 2, 2006--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market: "JOSB") today reported that its total net sales for the fiscal month ended January 28, 2006 (fiscal January 2005) increased 28.9% to $30.8 million, compared with $23.9 million in fiscal January 2004. Comparable store sales increased 20.4% and combined catalog and internet sales decreased 2.5% in fiscal January 2005, when compared with the same prior-year period. While sales increased in all major merchandise categories during January, continued strength has been noted in blazers, sportcoats, sportswear and other key items in which the Company has invested in recent months.
   The Company also noted that it expects earnings per share for the fiscal year ended January 28, 2006 (fiscal year 2005) to be at least $2.39, representing at least a 39% increase when compared with earnings per share of $1.72 in fiscal year 2004. The Company also noted that its financing remains strong and there are currently no outstanding borrowings under its $100 million credit agreement.
   The Company also reported record sales for the fourth quarter and full fiscal year. Total sales for the fourth quarter of fiscal year 2005 increased 28.1% to $163.8 million, compared with sales of $127.9 million in the prior year period. Total sales for fiscal year 2005 increased 24.7% to $464.6 million, compared with sales of $372.5 million in the previous fiscal year.
   Comparable store sales rose 15.9% and 10.6% in the fourth quarter and fiscal year 2005, respectively. Combined catalog and internet sales increased 18.9% and 21.7% in the fourth quarter and fiscal year 2005, respectively.
   The Company will report its fourth quarter and fiscal year 2005 earnings on April 3, 2006. A conference call to discuss the earnings press release will be held on Monday, April 3, 2006 at 11:00 a.m. Eastern Time (ET). To participate in the call on April 3, 2006 please dial (USA) 877-209-0397 or (International) 612-332-0530 at least five minutes before 11:00 a.m. ET. A replay of the conference call will be available until April 10, 2006 at 11:59 p.m. ET by dialing (USA) 800-475-6701 or (International) 320-365-3844. The access code for the replay will be 817615.
   All earnings per share amounts in this news release represent diluted earnings per share adjusted for two stock dividends that were distributed to stockholders in fiscal year 2004. The earnings per share amounts have not been adjusted for the stock dividend that the Company announced on December 14, 2005, under which shareholders of record as of January 27, 2006 will receive one additional share of common stock for each four shares then owned. The dividend shares will be distributed to shareholders on February 15, 2006. The fiscal year 2004 earnings per share amounts included in this news release give effect to the restatement of the Company's financial statements to reflect the revision of the Company's historical practices of accounting for lease transactions as discussed in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

   About JoS. A. Bank Clothiers, Inc.

   JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 324 stores in 40 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the NASDAQ National Market under the symbol "JOSB."

   The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. Other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 29, 2005. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.



    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
             or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com

             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com